Exhibit 99.1

Capital City Bank Group, Inc.

Receives Notification of Deficiency From NASDAQ

Related to Delayed Filing of Quarterly Report on Form 10-Q

TALLAHASSEE, Fla. (May 24, 2024) – Capital City Bank Group, Inc. (the “Company”) today announced that it received on May 21, 2024 a notice from the Nasdaq Stock Market LLC (“Nasdaq”) stating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”), the Company is no longer in compliance with the continued listing requirements of Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The notice from Nasdaq has no immediate effect on the listing or trading of our common stock on the Nasdaq Global Select Market. Under Nasdaq’s listing rules, the Company has 60 calendar days from the date of the notice to submit a plan to regain compliance. If the plan is accepted by Nasdaq, the Company can be granted up to 180 calendar days from the Form 10-Q’s due date to regain compliance. The Company expects to file the Form 10-Q with the SEC within the timeline prescribed by Nasdaq, which would eliminate the need to submit a plan to regain compliance.

The Company intends to file its Form 10-Q as promptly as practicable.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $4.3 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, securities brokerage services and financial advisory services, including the sale of life insurance, risk management and asset protection services. Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 banking offices and 104 ATMs/ITMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority) that are based on current plans and expectations that are subject to uncertainties and risks, which could cause our actual results to differ materially. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “vision,” “goal,” and similar expressions are intended to identify forward-looking statements. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements, due to many factors and assumption, many of which are beyond the Company’s control. Among the factors that could cause the Company’s financial performance to differ materially from that suggested by forward-looking statements include, without limitation, the inability of the Company to file the Form 10-Q on its expected timeline and regain compliance with Nasdaq listing requirements, and the other risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other filings with the SEC (as amended), which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of this press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ, except as may be required by law.